AGREEMENT AND PLAN OF REORGANIZATION

                                     BETWEEN

                             LMI ACQUISITIONS CORP.

                                       AND

                            GOLD COAST FINANCE, INC.

                                       AND

                                ROBERTA MARGOLIS

                                       AND

                                 STEVEN MARGOLIS

                                       AND

                                  MARK MARGOLIS


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.      Plan of Reorganization     2

2.      Issuance of Acquiror Shares..........................................  2
        2.1       Issuance of Common Shares at the Closing...................  2
        2.2       Issuance of Common Shares Post-Closing.....................  2
        2.3       Issuance of Preferred Stock Upon the Closing...............  3

3.      Delivery of Shares ..................................................  4

4.      Closing Date ........................................................  5

5.      Documents at Closing ................................................  5

6.      Representations and Warranties of the Acquiree and the
        Shareholders ........................................................  7
        6.1       Organization of Acquiree...................................  7
        6.2       Binding Agreement..........................................  8
        6.3       Authority .................................................  9
        6.4       Capitalization of the Acquiree.............................  9
        6.5       Financial Statements of Acquiree........................... 10
        6.6       Liabilities ............................................... 11
        6.7       Taxes ..................................................... 12
        6.8       Obligations; Authorization................................. 13
        6.9       Compliance ................................................ 15
        6.10      Contracts and Other Obligations............................ 15
        6.11      Benefit Plans ............................................. 15
        6.12      Adverse Events ............................................ 16
        6.13      Title ..................................................... 17
        6.14      Assets .................................................... 17
        6.15      Insurance ................................................. 18
        6.16      Trademarks and Intellectual Property....................... 18
        6.17-6.18 Labor; Employees........................................... 19
        6.19      Consents .................................................. 19
        6.20      Disclosure ................................................ 19

7.      Representations and Warranties of Acquiror........................... 20
        7.1       Organization .............................................. 20
        7.2       Binding Agreement.......................................... 20
        7.3       Authority ................................................. 21
        7.4       Shares to be Issued........................................ 22
        7.5       Capitalization of Acquiror................................. 22
        7.6       Legal Proceedings.......................................... 23
        7.7       Contracts and Other Obligations............................ 23
        7.8       Consents .................................................. 24
        7.9       Disclosure ................................................ 24


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

8.      Additional Agreements ............................................... 25
        8.1       Insurance Department Approval.............................. 25
        8.2       Equity Funding ............................................ 25
        8.3       Surrender of Shares........................................ 25
        8.4       Further Assurances......................................... 26
        8.5       Investment Banking Agreement............................... 27
        8.6       Registration of Shares..................................... 27
        8.7       Access; Confidentiality.................................... 27
        8.8       Conduct of Business........................................ 28
        8.9       Shares to be Issued to the Shareholders.................... 29
        8.10      Release of Information..................................... 31
        8.11      Exclusivity ............................................... 31

9.      Conditions Precedent to the Obligations of Acquiree
        and the Shareholders ................................................ 31

10.     Conditions Precedent to the Obligations of Acquiror.................. 33

11.     Delivery of Exhibits and Schedules .................................. 35

12. Termination ............................................................. 36

13. Remedies and Indemnification ............................................ 37

11.     Remedies and Indemnification......................................... 37
        11.1      Remedies .................................................. 37
        11.2      Remedies of Acquiror....................................... 37
        11.3      Indemnification............................................ 38
                  11.3.1 The Acquiree and Shareholders....................... 38
                  11.3.2 The Acquiror........................................ 38
                  11.3.3 Methods of Asserting Claims for Indemni-
                                fication..................................... 39
                  11.3.4 Non-Third Party Claims.............................. 40

12.     Nature and Survival of Representations............................... 40

13.     Miscellaneous ....................................................... 41
        13.1      Notices ................................................... 41
        13.2      Waiver .................................................... 42
        13.3      Brokers ................................................... 42
        13.4      Expenses .................................................. 42
        13.5      Headings .................................................. 43
        13.6      Counterparts .............................................. 43
        13.7      Governing Law ............................................. 43
        13.8      Binding Effect and Assigns................................. 43
        13.9      Entire Agreement........................................... 43
        13.10     No Third Party Rights...................................... 44
        13.11     Severability .............................................. 44
        13.12     Enforcement Costs.......................................... 44

                      AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION is entered into this 19th day of May, 1995, by and among LMI ACQUISITION CORP., a Delaware corporation (hereinafter "Acquiror"), GOLD COAST FINANCE, INC., a Florida corporation (hereinafter "Acquiree"), and ROBERTA MARGOLIS, an individual residing at 505 Isle of Capri, Ft. Lauderdale, Florida 33316, STEVEN MARGOLIS, an individual residing at 505 Isle of Capri, Ft. Lauderdale, Florida 33316, and MARK MARGOLIS, an individual residing at 6855 N.W. 74th Court, Parkland, Florida 33067, (hereinafter individually, each a "Shareholder" and collectively, the "Shareholders").

                              W I T N E S S E T H:

      WHEREAS, Acquiror is a newly formed Delaware corporation;

      WHEREAS, the Shareholders own in the aggregate One Hundred Percent (100%) of the issued and outstanding common stock of Acquiree;

      WHEREAS, the Acquiree has since 1989 been engaged in the business of financing property/casualty insurance premiums;

      WHEREAS, for good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, Acquiree and Acquiror seek to engage in a Plan of Reorganization whereby Acquiror, pursuant to the terms hereof, shall acquire all of the issued and outstanding common stock of Acquiree owned by the Shareholders, thus making Acquiree a wholly-owned subsidiary of Acquiror; and

      WHEREAS, in pursuance of such Plan of Reorganization, the Shareholders have, pursuant to the terms hereof, agreed to exchange their shares of Acquiree's common stock for shares of Acquiror's common stock (as more particularly described hereafter).

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, intending to be legally bound hereby, the parties hereto do covenant and agree as follows:

      1. Plan of Reorganization. The undersigned Shareholders of Acquiree set forth on Schedule 1, attached hereto and made a part hereof, are the owners of One Hundred Percent (100%) of the issued and outstanding common stock of Acquiree (hereinafter the "Acquiree Shares"). It is the intention of the parties hereto that the Acquiree Shares shall be acquired by Acquiror in exchange solely for Acquiror voting common stock, in a reorganization which may be tax-free to all United States residents pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

      2. Issuance of Acquiror Shares.

            2.1 Issuance of Common Shares at the Closing. In pursuance of this Plan of Reorganization, Acquiror shall at the "Closing Date" (as hereinafter defined) issue 600,000 shares of its common stock which shall constitute "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933, as amended (the "1933 Act") (collectively, the "Acquiror Shares") to the Shareholders, and 320,000 shares of its restricted common stock to the Shareholders pursuant to Section 2.2 (the Earn-Out Shares, as defined below) and the Shareholders agree to accept the Acquiror Shares and the Earn-Out Shares in full, complete and final exchange for the Acquiree Shares.

      2.2 Issuance of Earn-Out Shares at the Closing.

            (a) In addition, at the Closing, Acquiror shall also issue to the Shareholders 320,000 shares of restricted Common Stock of Acquiror (the "Earn-Out Shares"), which shares shall be delivered to the firm of Nason, Gildan, Yeager, Gerson & White, P.A., as Escrow Agent. While the Shareholders may exercise voting rights with respect to the Earn-Out Shares and be entitled to receive dividends paid thereon, all or a portion of the Earn-Out Shares shall be subject to divestiture pursuant to the terms of this Section 2.2 and shall be held in escrow under the terms of the Escrow Agreement in the form attached hereto as Schedule 2.2. At the end of the Earn-Out Period (as defined below), the Escrow Agent shall deliver to the Shareholders that number of Earn-Out Shares, if any and up to all, earned pursuant to this Section 2.2.

            (b) The number of shares to be delivered by the Escrow Agent to the Shareholders shall be based upon an Earn-Out formula over a period of eight (8) months (the "Earn-Out Period") following the Closing Date as follows: .026 of a share of Common Stock for each dollar of the excess of the "Net Accounts Receivable" of Acquiror and its subsidiaries at the end of such Earn-Out Period over the Net Accounts Receivable as of the Closing Date. "Net Accounts Receivables" shall mean contract receivables less unearned finance income, less any bad debt or loss reserve as set forth on the financial statements of Acquiror and its subsidiaries (or if no such financial statements have been prepared, on their financial books and records of original entry). Net Accounts Receivables shall not include any receivables generated by or arising out of bulk or portfolio purchases of receivables subsequent to the Closing Date, but will include purchases of Override Business (as hereinafter defined) from other premium finance companies. Override Business shall be comprised of finance receivables originated less than 30 days prior to purchase by Acquiror or its subsidiaries. It shall include receivables sold to First Western Bank or any other banks during such Earn-Out period. The Earn-Out Period shall be extended to the extent that bank or institutional financing sufficient to increase accounts receivable is not available.

            (c) Any shares earned pursuant to this Section 2.2 shall be delivered to the Shareholders by the Escrow Agent promptly after the end of the Earn-0ut Period. Any shares that are not earned shall be returned to the Acquiror by the Escrow Agent promptly after the end of the Earn-Out Period and cancelled.

      2.3 Issuance of Preferred Stock Upon the Closing. Pursuant to the terms of
Section 9.11 hereafter, and upon satisfaction of such terms as contained therein, upon the Closing, Acquiror shall issue to those persons identified on
Schedule 9.11, in the aggregate 200,000 shares of newly issued Series B $3.00 convertible voting preferred stock (the "Preferred Stock"). In addition, pursuant to the terms of Section 9.12 hereafter, and upon satisfaction of such terms as contained therein, upon the Closing, Acquiror shall issue to those persons identified on Schedule 9.12 who have elected to convert their existing debt into Preferred Stock, one share of Preferred Stock for each $3.00 of debt converted. The shares of common stock underlying the Preferred Stock issued pursuant to this Section 2.3 shall be included in the Registration Statement filed pursuant to Section 8.6. A summary of the terms of the Preferred Stock is attached hereto as Schedule 2.3(a), which terms shall be substantially similar to the terms of the securities issued by Acquiror in connection with the Equity Funding (as hereafter defined), except that the Equity Funding securities will be a non-voting Preferred Stock. The Preferred Stock shall be more fully described in the "Certificate of Designation" which shall be attached hereto and made a part hereof of closing as Schedule 2.3(b).

      3. Delivery of Shares.

            (a) On or before the Closing Date, the Shareholders will deliver certificates representing the Acquiree Shares, duly endorsed or accompanied by duly executed stock powers with signatures guaranteed, so as to render Acquiror the sole holder thereof, free and clear of all liens, levies, pledges, claims, encumbrances, warrants, options, mortgages, security interests and rights of others. The Acquiree Shares to be delivered to Acquiror shall be restricted as to transfer, such shares having not been subject to registration in the United States or elsewhere.

            (b) On the Closing Date, the Acquiror shall deliver to the Shareholders, the Acquiror Shares and to the Escrow Agent, the Earn-Out Shares, free and clear of all liens, levies, pledges, claims, encumbrances, warrants, options, mortgages, security interests and rights of others, except as set forth in this Agreement. The Acquiror Shares shall be restricted as to transfer, such shares having not been subject to registration in the United States or elsewhere as set forth in Section 8.10 hereof.

      4. Closing Date. The Closing of the transactions contemplated by this Plan or Reorganization shall take place at 10:00 A.M., Eastern Standard Time, at the offices of Nason, Gildan, Yeager, Gerson & White, P.A., 1645 Palm Beach Lakes Boulevard, Suite 1200, West Palm Beach, Florida 33401, within 30 days after satisfaction of all conditions precedent, or at such other time and place as the parties may agree (the "Closing Date").

      5. Documents at Closing. At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

            (a) Shareholders and Acquiree will deliver, or cause to be delivered, to Acquiror the following:

                  (1) stock certificates for the Acquiree Shares being tendered hereunder, duly endorsed in blank, or accompanied by duly executed stock powers.

                  (2) a certificate executed by the President and Treasurer of Acquiree to the effect that all of the representations and warranties made in this Plan of Reorganization are true and correct as of the Closing, the same as though originally given to Acquiror on said date.

                  (3) a certificate from the Secretary of State of the State of Florida dated within ten (10) days of the date of the Closing to the effect that Acquiree is in corporate good standing under the laws of said State;

                  (4) Investment letters executed by the Shareholders;


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                  (5) Certified copies of the Acquirer's Articles of
Incorporation, By-Laws and resolutions by each of the Board of Directors and Shareholders authorizing the consummation of the transactions set forth herein.

                  (6) The Employment agreements with each of Mr. Steven Margolis and Mr. Mark Margolis, substantially in the form attached hereto as Exhibits "5(6)(a)" and "5(6)(b)" (the "Employment Agreements").

                  (7) A Stockholders' Agreement among the Historic Acquiror Stockholders and the Shareholders, substantially in the form attached hereto as Exhibit "5(7)" (the "Stockholders' Agreement").

                  (8) Release Agreement executed by those persons identified on
Schedule 9.11.

                  (9) Such other instruments as are required to be delivered pursuant to the provisions of this Agreement.

            (b) Acquiror will deliver or cause the following documents to be delivered to Shareholders and Acquiree (or the Escrow Agent, as the case may be);

                  (1) stock certificates representing Acquiror Shares and Earn-Out Shares to be issued as a part of this Plan of Reorganization;

                  (2) a certificate of the President and Secretary of Acquiror to the effect that: (i) all representations and warranties of Acquiror made under this Plan or Reorganization are reaffirmed on the Closing Date, the same as though originally given to the Shareholders on said date; and (ii) upon the Closing the sum of no less than $800,000 has been raised as a result of the sale of securities contemplated in Section 8.2 hereof.

                  (3) certified copies of the Acquiror's Certificate of Incorporation, By-Laws and resolutions by each of Acquiror's Board of Directors and stockholders authorizing this transaction;

                  (4) a certificate from the Secretary or State of Delaware dated within ten (10) days of the date of Closing that Acquiror is in good standing under the laws of said State;

                  (5) resignations, effective not later than the Closing of such of the officers and directors of Acquiror as have been agreed upon;

                  (6) the Employment Agreements;

                  (7) the Stockholders' Agreement; and

                  (8) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement.

      6. Representations and Warranties of the Acquiree and the Shareholders.

            The Acquiree and Shareholders do hereby individually, collectively, jointly and severally represent, warrant and covenant to the Acquiror, as an inducement for the Acquiror to enter into this Plan of Reorganization and to consummate the transactions contemplated hereby, that, as of the date hereof:

            6.1 Organization of Acquiree. The Acquiree is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; is duly qualified to do business and in good standing in each other jurisdiction in which such qualification is necessary; and, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as conducted in the past, and as now being conducted.

            6.2 Binding Agreement. This Plan of Reorganization constitutes the valid and binding obligation of Acquiree and Shareholders hereto, enforceable against them in accordance with its terms. The Acquiree has all requisite power and authority to execute and deliver this Plan of Reorganization and to consummate the transactions contemplated hereby. Neither the execution and delivery of this Plan or Reorganization nor the consummation of the transactions contemplated hereby will: (a) violate any provision of the Articles of Incorporation and By-Laws of the

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Acquiree; (b) violate, conflict with, or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of any contract, franchise, lease, license, agreement or instrument to which the Acquiree or a Shareholder is a party or to which their respective assets are subject, all of which shall continue to remain in full force and effect in accordance with their respective terms following the consummation of the transactions contemplated hereby; (c) result in the creation of any lien, charge or encumbrance upon the properties, assets or other securities of the Acquiree or a Shareholder; (d) violate any judgment, order, inunction, decree or award against, binding upon, or effecting the securities, assets, properties, operations or business of the Acquiree or a Shareholder; or (e) violate any local, state or federal law or regulation as such law or regulation relates to the securities, assets, properties, operations or business of the Acquiree or a Shareholder. 6.3 Authority. The execution and delivery of this Plan of Reorganization and the documents and instruments to be delivered and executed pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Acquiree, and no other action or proceedings on the part of Acquiree or the Shareholders is necessary to authorize the execution and delivery of this Plan of Reorganization or such other documents and instruments necessary or required to consummate the transactions contemplated hereby and thereby.

      6.4 Capitalization of the Acquiree. The authorized capital stock of the Acquiree consists of 60 shares of common stock, no par value per share, of which 30 shares of common stock are issued and outstanding on the date hereof, all of which are owned by the Shareholders. The names and addresses of the record owners of all issued and outstanding securities of Acquiree are set forth in
Schedule 1. The Shareholders own, in the aggregate, One Hundred Percent (100%) of the issued and outstanding capital stock of Acquiree, free and clear of any liens, levies, pledges, claims, encumbrances, warrants, options, mortgages, security interests and rights of others. There are no warrants, options, phantom or stock appreciation rights or any other rights outstanding to subscribe for securities of Acquiree. The Acquiree Shares are duly authorized, have been validly issued and fully paid and are non-assessable.

      6.5 Financial Statements of Acquiree.

            (a) Acquiree has delivered to Acquiror unaudited financial statements for the fiscal year ended December 31, 1994, and the interim period ended February 28, 1995 (the "Financial Statements"). The Financial Statements are accurate and complete and present fairly the financial position and results of operations of Acquiree in all material respects for the periods therein indicated in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis.

            (b) Since the date of the Financial Statements, there have been no material adverse changes in the business, assets, properties, operations or condition (financial or otherwise) of Acquiree.

            (c) All of the accounts receivable of Acquiree reflected on the Financial Statements and otherwise outstanding on the Closing Date, are bona fide accounts receivable of Acquiree representing the value of (or other sums or fees receivable for or in respect of) contracts or services sold or performed by Acquiree in valid transactions in the regular course of their business to or for the benefit of its customers, except to the extent of any bad debt reserve reflected on the Financial Statements. Except for such bad debt reserve, such accounts receivable are collectible and not subject to offset or counterclaim or otherwise in controversy.

      6.6 Liabilities.

            (a) Except as, and to the extent reflected or reserved against in the Financial Statements, the Acquiree had no material liabilities, debts or obligations, or claims asserts against it, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities on account of taxes, other governmental charges or lawsuits brought subsequent to the date hereof. Schedule 6.6 contains a complete and accurate list and description of:

            (i) all suits, actions and administrative, arbitration or other similar proceedings (including, without limitation, proceedings concerning labor disputes or grievances, civil rights discrimination cases and affirmative action proceedings) and all investigations pending before or, to the knowledge of the Shareholders, threatened by, any federal, state, municipal or other governmental department, commission, board, agency or instrumentality to which the Acquiree is a party or by which its properties, assets or businesses may be affected, and each judgment, order, injunction, decree or award (whether rendered by a court, administrative agency or by arbitration pursuant to a grievance or other procedure) to which the Acquiree is a party or against its properties, assets or businesses which is unsatisfied or requires continuing compliance therewith (such suits, actions, judgments and orders are hereinafter referred to as "Legal Proceedings"); and

            (ii) the names of all persons holding powers of attorney from the Acquiree, if any, and a summary statement of the terms of each such power of attorney.

            (b) Subsequent to the date hereof, the Acquiree, has incurred no liabilities, obligations or debts of any nature whatsoever other than those incurred in the ordinary course of its business.

      6.7 Taxes. Except as, and to the extent reflected or reserved against in the Financial Statements and disclosed in Schedule 6.7 attached hereto and made a part hereof, the Acquiree has filed all federal tax returns in accordance with the rules and regulations of the Internal Revenue Code of 1986, as amended (the "Code") and all state and local tax returns (whether relating to income, sales, franchise, withholding, real or personal property or other types of taxes) required to be filed, and have paid in full all taxes which have become due pursuant to such returns or claimed to be due by any taxing authority or otherwise shall be due and owing. No penalties or other charges are,or will become, due with respect to the late filing of any such return. Each of such tax returns heretofore filed by Acquiree, correctly and accurately reflects the amount of its tax liability thereunder; the Acquiree has withheld, collected and paid all other levies, assessments, license fees and taxes to the extent required and, with respect to payments, to the extent that the same have become due and payable; and the reserve on the Financial Statements of Acquiree, for accrued and unpaid taxes is sufficient for the payment of all federal, state, local, county and foreign taxes, assessments and license fees, whether disputed or undisputed, which may hereafter be found to be, or to have been, due with respect to the conduct of the business of the Acquiree, or the ownership of its assets up to and through the date hereof. The federal income tax returns of the Acquiree have never been audited. There are not in force any extensions of time with respect to the dates on which any tax return were or will be due to be filed by the Acquiree, or any waivers or agreements by it for the extension of time or for the assessment or payment of any tax.

      6.8 Obligations; Authorization. Neither the Acquiree nor the Shareholders are: (i) in violation of any judgment, order, injunction, award or decree which is binding on them or any of their assets, properties, operations, securities or business; or (ii) in violation of any law or regulation or any other requirement of any governmental body, court or arbitrator relating to them,or to any of their securities, assets, operations, properties or businesses which violation by itself or in conjunction with other violations of any other law, regulation or other requirement could reasonably be expected to materially adversely affect the Acquiree or any of its securities, assets, operations, properties or business or result in a cost, expense, liability or other damage or loss to the Acquiree, or any of its securities, assets, operations, properties or businesses. Except as disclosed in Schedule 6.8 attached hereto and made a part hereof, the Acquiree has in all material respects performed all obligations required to be performed by it, is not in default or violation in any material respect and is not aware of any material default or violation that has occurred or imminent to occur under any of the agreements of the Acquiree. Furthermore, no default has occurred, or is likely to occur under any of the contracts and other obligations set forth at Section 6.8 hereafter, which default or breach will be initiated or caused by a party to such agreements other than the Acquiree. There is no pending claim that operations pursuant to any of the agreements set forth at Section 6.8 have been improperly conducted or maintained or which would materially and adversely lessen the rights, or increase the obligations or costs, of the Acquiree. All licenses, permits, and other governmental authorizations that are required for the conduct of the business of the Acquiree as now conducted or the ownership or location of the assets of the Acquiree have been obtained and are in full force and effect. The Acquiree has not taken any action, or failed to take any action, or permitted or allowed to exist any condition which, with notice or lapse of time or both, would result in the termination, cancellation, forfeiture of, or cause a default under, any such license, permit or other governmental authorization. Such license, permits and authorizations are valid and sufficient for all business now conducted, and the ownership and operation of all assets now owned by the Acquiree in the manner so conducted and operated.

      6.9 Compliance. The Acquiree has at all times complied, and is currently complying, with all applicable federal state and municipal laws, and the rules and regulations thereunder, in the conduct of its business and the ownership of its assets, including without limitation, laws relating to the employment, health and safety of its personnel.

      6.10 Contracts and Other Obligations. Except for contracts and agreements listed on Schedule 6.10 attached hereto and made a part hereof, the Acquiree is not a party to (in its own name or as successor in interest to any predecessor), nor are any of its assets, properties or securities bound by, any written or oral: (i) agreement or contract whether in the ordinary course of business or otherwise; (ii) employment, advisory or consulting agreement or contract

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extending for more than 30 days; (iii) agreement or contract with any labor or trade union or association; (iv) bonus, pension, profit-sharing, retirement, stock purchase, hospitalization, insurance or other plan providing for employee benefits; (v) lease with respect to any property, real, personal or mixed, whether as lessor or lessee; (vi) continuing obligation for the future purchase, sale or provision of material, supplies, equipment or services; (vii) single agreement or contract for expenditures or commitment for expenditures in excess of $2,500 or (viii) loans, agreements, promissory notes, security agreements, pledges or any other form of debt instrument.

      6.11 Benefit Plans. Except as set forth on Schedule 6.11 attached hereto and made a part hereof, there is no employee benefit plan established or maintained for employees of Acquiree or to which contributions have been made by Acquiree.

      6.12 Adverse Events. Since the date hereof, there has not been (i) any destruction, taking in condemnation or eminent domain, damage by fire, accident or other casualty or Act of God of or to any of the properties or assets of Acquiree, affecting in a material adverse way the operation of its business as it was conducted on the date hereof, whether or not covered by insurance; (ii) any labor strike, or other occurrence, event, or condition of any similar character affecting employees of Acquiree any action undertaken with respect to Acquiree which would in any material manner lessen the rights of Acquiree or which would materially adversely affect the assets, properties, business, operations or condition (financial or otherwise), of Acquiree. Furthermore, since the date of the Financial Statements, the Shareholders (a) have not become aware of any event or occurrence within Acquiree's particular industry that will directly or indirectly affect Acquiree's competitive position in the industry or ability to carry on the business of the Acquiree in the same manner as heretofore conducted, or (b) have not been notified by any substantial customer (defined as a customer whose business accounts for 5% or more of the gross revenues of Acquiree that any such customer will no longer be retaining, utilizing or contracting with and/or for services of the Acquiree as it has in the past.

      6.13 Title. Schedule 6.13 attached hereto and made a part hereof correctly and accurately lists substantially all of the assets, properties, interests and rights used by Acquiree in, or otherwise related to, the operation of the business of Acquiree or owned by Acquiree on the date hereof. Except as disclosed on Schedule 6.13 the Acquiree has, or on the Closing Date will have, a good and marketable title to all of the assets, properties, interests and rights listed on Schedule 6.13 as owned by it, free and clear of any liens, claims security interests, encumbrances and rights of others. Schedule 6.13 also correctly lists all of the material assets and properties used by the Acquiree in its business which are leased by it; the Acquiree has valid leasehold interests in all of such leased assets and properties free and clear of any liens, claims, security interests and rights of others. Each such lease is valid, binding and existing; and the Acquiree is not in default or in arrears in the performance or satisfaction of any agreement or condition on its part to be performed or satisfied thereunder; and no waiver of indulgence has been granted by any of the lessors under any such leases.

      6.14 Assets. All of the assets and properties owned by, or leased to, Acquiree and used or usable in connection with its business and operations listed on Schedule 6.14 are in good working order and repair, free from any known defects and suitable and usable for the purposes for which they were intended. Acquiree has maintained all of such assets and properties in accordance with all applicable manufacturer's recommendations and good business practices.

      6.15 Insurance. Schedule 6.15 attached hereto and made a part hereof correctly lists all insurance policies of the Acquiree now in effect; such insurance policies are valid, binding and enforceable policies in full force and effect as to which premiums have been currently paid. The Acquiree is not in default with respect to any provisions contained in any such insurance policies nor has it failed to give any notice or present any claim under any such insurance policies in due and timely fashion. No insurer under any of such insurance policies has refused, or threatened to refuse, to pay any claim currently pending under any thereof. The Acquiree has maintained, and will continue hereafter, to maintain insurance coverage standard or typical of its industry and of the type reasonably contemplated to adequately cover the operations of its business.

      6.16 Trademarks and Intellectual Property. Schedule 6.16 attached hereto and made a part hereof lists all registered trademarks (including service marks), trademark registrations and copyrights and applications therefor, trade names, patents and applications therefor owned by the Acquiree or licensed to the Acquiree. There are no registered trademarks, service marks, copyrights or patents, or any applications therefor, or trade names, material to the business of the Acquiree, which are not listed on Schedule 6.16. The Acquiree is not infringing upon, or otherwise violating the rights of, any third party with respect to, any trademark, service mark, copyright, trade name or patent. No proceedings have been instituted, threatened, nor has any claim been made, against the Acquiree alleging any such infringement or violation.

      6.17 Labor. Acquiree is not at the date hereof, nor during the past 12 months has it been, involved in any labor discussion with any unit or group seeking to become the bargaining unit for any of its employees.

      6.18. Employees. Schedule 6.18 attached hereto and made a part hereof lists all of the present employees of Acquiree, their titles and present rates of compensation and the dates on which they became employees of Acquiree. Acquiree has made no commitment, oral or written and whether or not enforceable, concerning the future employment of any of such employees.

      6.19 Consents. All requisite consents of third parties, including, but not limited to, governmental or other regulatory agencies, federal, state or municipal, including the Specialty Finance Division of the Department of Insurance of the State of Florida, required to be received by or on the part of the Acquiree for or in connection with the execution and delivery of any of this Plan of Reorganization and the performance of the obligations of the Shareholders hereunder have been or, prior to the Closing Date, will be obtained and are, or will be in full force and effect. The Shareholders and Acquiree have fully complied, or will, on or prior to the Closing Date, fully comply with all conditions of such consents.

      6.20 Disclosure. No representations or warranties contained within this Plan of Reorganization, and no statements contained in any of the schedules attached hereto, or any instrument, list, certificate or right delivered by any of the parties hereto to the Acquiror pursuant to this Plan of Reorganization contains or will contain any untrue statement of a material fact or will omit or fail to state any material fact necessary to make these statements herein or therein not misleading. No fact is known to Acquiree or the Shareholders which materially or adversely affects or in the future may materially or adversely affect the businesses, financial conditions, results of operations or prospects of Acquiree which has not been set forth in the Schedules attached hereto, or otherwise disclosed to Acquiror in writing.

      7. Representations and Warranties of Acquiror. The Acquiror represents, warrants and covenants as an inducement for the Acquiree and the Shareholders to enter into this Plan of Reorganization and to consummate the transactions contemplated hereby, that, as of the date hereof:

            7.1 Organization. The Acquiror is a corporation duly organized, validly existing and in good stating under the laws of the State of Delaware; is duly qualified to do business and in good standing in each other jurisdiction in which such qualification is necessary; and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as not being conducted.

            7.2 Binding Agreement. This Plan of Reorganization constitutes the valid and binding obligation of the Acquiror, enforceable in accordance with its terms. The Acquiror has all requisite power and authority to execute and deliver this Plan of Reorganization and to consummate the transactions contemplated hereby. Neither the execution and delivery of this Plan of Reorganization nor the consummation of the transactions contemplated hereby will: (a) violate any provision of the Certificate of Incorporation or By-Laws of the Acquiror; (b) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of any contract, franchise, lease, licenses, agreement or instrument to which the Acquiror is a party, all of which shall continue to remain in full force and effect in accordance with their respective terms following the consummation of the transactions contemplated hereby; (c) result in the creation of any lien, charge or encumbrance upon the shares of common stock of Acquiror or the properties, assets or other securities of the Acquiror; (d) violate any judgment, order, injunction, decree or award against, binding upon, or affecting the shares of common stock of Acquiror, or upon the securities, assets, properties, operations or business of the Acquiror; or (e) violate any law or regulation as such law or regulation relates to the shares of common stock of Acquiror, or to the securities, assets, properties, operations or business of the Acquiror.

            7.3 Authority. The execution and delivery of this Plan of Reorganization and the documents and instruments to be delivered and executed by Acquiror pursuant hereto and the consummation by the Acquiror of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Acquiror and no other corporate or other proceedings on the part of Acquiror are necessary to authorize the execution and delivery of this Plan of Reorganization or such other documents or instruments necessary or required to consummate the transaction contemplated hereby and thereby.

            7.4 Shares to be Issued. The shares of the common stock of the Acquiror to be issued to the Shareholders pursuant to this Plan of Reorganization will, when issued, be validly issued, fully paid, non-assessable and free and clear of all liens, levies, pledges, claims, encumbrances, warrants, options, mortgages, security interests and rights of others, except as set forth at Paragraph 8.9 hereof.

            7.5 Capitalization of Acquiror. Except as provided in Sections 8.5 and 8.11, the authorized capital stock of the Acquiror as of the date hereof, consists of 25,000,000 shares of common stock, $.01 par value per share, of which 1,000,000 shares are issued and outstanding on the date hereof, and 5,000,000 shares of Preferred Stock, $.001 par value of which none are issued and outstanding on the date hereof. The names and addresses of the record owners ("Historic Acquiror Stockholders") of the 1,000,000 shares of common stock presently outstanding ("Historic Acquiror Shares"), the number of shares each owns, are set forth in Schedule 7.5 attached hereto and made a part hereof. The shares of common stock presently outstanding are duly authorized, have been validly issued and fully paid and are non-assessable. Except as provided in Sections 8.5 and 8.11, there are no outstanding warrants, options or rights to acquire common stock of the Acquiror.

            7.6 Legal Proceedings. The Acquiror is not subject to any pending or, to the best of its knowledge and belief, threatened suits, actions and administrative, arbitration or other similar proceedings (including, without limitation, proceedings concerning labor disputes or grievances, civil rights discrimination cases and affirmative action proceedings).

            7.7 Contracts and Other Obligations. Except for contracts and agreements listed on Schedule 7.7 attached hereto and made a part hereof, the Acquiror is not a party to, nor is the Acquiror or any of its assets, properties or securities bound by, any written or oral: (i) agreement or contract not made in the ordinary course of business; (ii) employment, advisory or consulting agreement or contract extending for more than 30 days; (iii) agreement or contract with any labor or trade union or association; (iv) bonus, pension, profit-sharing, retirement, stock purchase, hospitalization, insurance or other plan providing for employee benefits; (v) lease with respect to any property, real, personal or mixed, whether as lessor or lessee, requiring payment over its term in excess of the aggregate of $5,000; (vi) continuing obligation for the future purchase, sale or provision of material, supplies, equipment or services which requires, or which in the aggregate require the payment of $5,000 or more which is not cancelable without penalty; (vii) single agreement or contract for expenditures or commitment for expenditures in excess of $5,000 or agreements or contracts for expenditures in excess of $2,500 or agreements or contracts for expenditures or commitments for expenditures in excess of $10,000 in the aggregate or, in any case, extending beyond the Closing; (viii) loan, pledge of security agreement; or (ix) other contract or agreement for the purchase, sale or provision of any assets involving payments exceeding $5,000 which is not cancelable without penalty.

            7.8 Consents. All requisite consents of third parties, including, but not limited to, governmental or other regulatory agencies, federal, state or municipal, including the Specialty Finance Division of the Department of Insurance of the State of Florida, required to be received by or on the part of the Acquiror for or in connection with the execution and delivery of any of this Plan of Reorganization and the performance or the obligations of the Acquiror hereunder have been or, prior to the Closing Date, will be obtained and are, or will be in full force and effect. The Acquiror has fully complied, or will, on or prior to the Closing Date, fully comply with all conditions of such consents.

            7.9 Disclosure. No representations or warranties contained within this Plan of Reorganization, and no statements contained in any of the Schedules attached hereto, or in any instrument, list, certificate or right delivered by Acquiror to the Acquiree pursuant to this Plan of Reorganization contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make these statements herein or therein not misleading. No fact is known to Acquiror which materially or adversely affects or in the future may materially and adversely affect the businesses, financial conditions, results of operations or prospects of Acquiror which has not been set forth in the Schedules attached hereto, or otherwise disclosed to Acquiree in writing.

      8. Additional Agreements.

            8.1 Insurance Department Approval. Commencing on the date hereof, all of the parties hereto shall make such necessary applications to the Insurance Department and take all requisite further steps to obtain approvals of the Insurance Department of the transactions herein. (the "Insurance Department Approvals")

            8.2 Equity Funding. Acquiror will use its best efforts to raise a minimum of $800,000 (or such lesser amount as provided in this section) or maximum of $2,300,000 ("Equity Funding") of net proceeds from the proposed issuance of convertible preferred stock and Common Stock. No more than 1,000,000 shares of Common Stock shall be issued or reserved for issuance in connection with the offering and the per share price of Common Stock shall be no less than $3.00 a share. Any preferred stock sold shall bear a per annum dividend rate of no greater than 10 3/4%. In the event that one or more of the debt holders listed on Schedule 9.12 elects to convert his or her debt into Preferred Stock at the closing, then the $800,000 minimum shall be reduced by the amount of debt converted pursuant to Section 9.12.

            8.3 Surrender of Shares. The Historic Acquiror Stockholders shall have 1,000,000 shares of Acquiror Common Stock as of the Closing Date. Provided that a minimum of $800,000 (or such lesser sum permitted by Section 8.2) of the Equity Funding has been raised as of the Closing, they will retain 266,666 shares of the Acquiror's Common Stock. As of the "Final Closing Date" of the Equity Funding, the Historic Acquiror Stockholders will surrender to Acquiror for cancellation a pro-rata portion of their 733,334 shares, if any, based upon the extent to which the additional $1,500,000 of Equity Funding is not raised by the Final Closing Date. For the purposes of this provision, "Final Closing Date" shall be within ninety (90) days from the Closing Date.

            8.4 Further Assurances. The parties hereto will use their best efforts to comply with all legal requirements imposed upon them with respect to the transactions contemplated by this Agreement. Each party agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein, contemplated hereby or reasonably requested by the other party. Each party hereto will use its best efforts to effectuate this Agreement and take, or cause to be taken, all action and to do or cause to be done, all things necessary to consummate and make effective this Agreement, including, without limitation, obtaining, as soon as practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate the transactions contemplated in this Agreement, and to complete the transactions contemplated by this Agreement as promptly as practicable and will promptly notify the other party. Each party hereto will use its best efforts to effectuate this Agreement as promptly as practicable and will promptly notify the other party of any information that would prevent or materially affect the consummation of the transaction contemplated by this Agreement, or would indicate or constitute a breach of the terms, conditions, representations, warranties or agreement of any of the parties to this Agreement.

            8.5 Investment Banking Agreement. Acquiror shall no later than the Closing enter into an Investment Banking Agreement with American Maple Leaf Financial Corporation ("AMLF") a copy of which is attached hereto as Schedule 8.5, pursuant to which, among other things, AMLF shall have a right of first refusal to act as investment banker on all financings undertaken by Acquiror and any Subsidiaries after the date of this Agreement.

            8.6 Registration of Shares. Acquiror shall file a registration statement (the "Registration Statement") with the Securities and Exchange Commission the purpose of which is to register certain of the outstanding shares of Acquiror under the Securities Act of 1933, as amended (the "Act") at such time as the Acquiror's Board of Directors, upon the advice of its investment bankers, auditors or other consultants, deems such filing to be in the best interests of the Acquiror. Acquiror shall pay the expenses of preparing and filing such Registration Statement.

            8.7 Access; Confidentiality. Acquiror and Acquiree shall, between the date hereof and the Closing Date, give, and cause each other's representatives, including, without limitation, such advisors, accountants and attorneys as may be designated by each, full access during normal business hours to all of their respective assets, properties, books, records, agreements and commitments; furnish, and cause each other's representatives to be furnished with all such information concerning their respective business affairs as such representatives may reasonably request in connection with the transactions contemplated hereby and cause each other's employees to render to such representatives reasonable access to each of their properties and assets, all contracts, agreements and other commitments, and all books, records, and other information, all at the sole cost and expense of the party requesting such information; provided however, that any such representatives shall not remove any original books, records or other documents from the premises of Acquiree or Acquiror (although such representatives may make and remove copies of any of such originals). All information obtained in connection with this transaction shall be held in strict confidence and shall not be used for any purpose other than evaluating and/or consummating the proposed transactions hereunder. If the transactions contemplated by this Plan of Reorganization shall not be consummated, such confidences shall be maintained and all such documents shall immediately thereafter be returned to their source. No investigation by any such representatives shall affect the continuing validity or effect of the representations, warranties or obligations of the parties contained in this Plan of Reorganization.

            8.8 Conduct of Business. The Acquiror and Acquiree shall conduct their businesses and operations and maintain all of their properties and assets between the date hereof and the Closing Date in a manner consistent with maintaining the continued accuracy of the representations and warranties contained in this Plan of Reorganization as of the Closing Date subject to changes therein which occur in the ordinary course of business. Each party hereto shall use its best efforts to fulfill or cause to be fulfilled all conditions required to be fulfilled by it pursuant to Sections 9 and 10 hereunder on or prior to the Closing Date.

            8.9 Shares to be Issued to the Shareholders.

                  (a) The Acquiror Shares and the Earn-Out Shares issuable to the Shareholders in exchange for the Acquiree Shares will, when issued and delivered in accordance with the terms and conditions of this Plan of Reorganization, be validly issued, fully paid and nonassessable, free and clear of all liens, levies, pledges, claims, encumbrances, warrants, options, mortgages, security interests and rights of others. The Shareholders acknowledge and agree (a) that they have such knowledge and experience in financial and business matters that they are capable of obtaining and utilizing the information necessary to evaluate the risks of investing in the Acquiror; (b) that they have been advised that the Acquiror Shares and the Earn-Out Shares to be issued to them by the Acquiror will not be registered under the Act, and accordingly, subject to the registration of such shares pursuant to Sections 9.8 and 10.16 hereof, they may not be able to sell or otherwise dispose of Acquiror Shares and the Earn-Out Shares when they wish to do so; (c) that the Acquiror Shares and the Earn-Out Shares so issued are being acquired by for their own benefit and on account for investment and not with a view to, or resale in connection with a public offering or distribution thereof; (d) that the Acquiror Shares and the Earn-Out Shares so issued will not be resold (i) without registration thereof under the Act (unless in the opinion of counsel to the Acquiror, an exemption from such registration is available), or (ii) in violation of any law; (e) that the certificate or certificates representing the Acquiror Shares and the Earn-Out Shares to be issued will be imprinted with a legend in form and substance as follows:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION, OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION, UNDER THE SECURITIES ACT OF 1933, BASED ON AN OPINION LETTER OF COUNSEL FOR THE CORPORATION OR A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION".

and the Acquiror is hereby authorized to notify its transfer agent of the status of the Acquiror Shares and the Earn-Out Shares and to take such other action including, but not limited to, the placing of a "stop-transfer" order on the transfer agent's books and records to ensure compliance with the Act.

                  (b) The Acquiror has agreed to issue 600,000 shares of common stock to the Shareholders and 320,000 to the Escrow Agent upon the Closing Date. In the event that prior to the Closing Date the capitalization of the Acquiror is changed so as to reflect the effects of a stock dividend, forward stock split or reverse stock split, the Acquiror and Shareholders agree that the number of Acquiror Shares and Earn-Out Shares to be distributed to the Shareholders will be adjusted to take into account any such recapitalization.

            8.10 Release of Information. Prior to the Closing hereof, the Acquiror and Acquiree agree to provide each other with at least 24 hours' notice and a copy of any press release or other information to be disclosed to the public regarding the transactions contemplated within this Plan of Reorganization. The party providing such information shall give the party reviewing such information at least 24 hours to review same, and shall accept any and all reasonable comments relative thereto.

            8.11 Issuance of Other Acquiror Shares. The parties acknowledge and agree that certain shares of Acquiror will be issued pursuant to the terms of an acquisition agreement with National-Wide Premium Finance Co. ("National-Wide").

            8.12 Exclusivity. The terms of this Plan of Reorganization reflect an arrangement between Acquiror, Acquiree and the Shareholders that shall remain exclusive among the parties for the term of this Plan of Reorganization. Accordingly, during the term hereof, neither of the parties hereto may contact any third parties for the purpose of soliciting or arranging for the solicitation of any proposals involving a business combination, debt or equity financing, sale of more than ten (10%) percent of its outstanding capital stock or assets, issuance of additional securities, merger, consolidation, or other capital transaction out of the ordinary course.

9. Conditions Precedent to the Obligations of Acquiree and the Shareholders.

            All of the obligations of the Shareholders and Acquiree under this Plan of Reorganization are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

            9.1 The representations and warranties by or on behalf of Acquiror contained in this Plan of Reorganization, or in any certificate or document delivered pursuant to the provisions hereof, shall be true in all material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

            9.2 Acquiror shall have performed and complied with all covenants, agreements, and conditions required by this Plan of Reorganization to be performed or complied with by it prior to or on the Closing Date.

            9.3 The present Board of Directors of Acquiror shall have, as of the Closing Date, tendered their resignations in favor of a newly constituted Board of Directors consisting of designees of the Shareholders and the Historic Acquiror Stockholders as provided in the Stockholders' Agreement.

            9.4 All instruments and documents delivered to the Acquiree and the Shareholders, pursuant to the provisions hereof, shall be reasonably satisfactory to legal counsel for Acquiree.

            9.5 The concurrent closing of the acquisition by Acquiror of National-Wide upon terms and conditions acceptable to the Shareholders and Acquiree.

            9.6 A minimum of $800,000 (or such lesser sum as permitted by Section 8.2) of the Equity Funding has been raised and invested in Acquiror.

            9.7 Acquiror shall close on a certain $5,000,000 credit facility with First Western Bank or such other bank acceptable to the parties and upon the terms and conditions acceptable to the parties (the "Credit Facility").

            9.8 Acquiror shall enter into the Employment Agreements.

            9.9 Except as contemplated in Sections 8.5 and 8.11, that prior to Closing, without the prior written consent of Acquiree, Acquiror shall not (i) make any distributions of any kind whatsoever, including, but not limited to,
(a) stock- splits, (b) stock dividends and (c) cash dividends; or (ii) engage in a material corporate transaction, including, but not limited to, a merger, consolidation, business combination, share exchange or sale of material assets.

            9.10 The Parties shall have entered into the Stockholders'
Agreement.

            9.11 Concurrently with the Closing, the persons identified on
Schedule 9.11 shall convert existing debt of Acquiree in the aggregate amount of $600,000 into 200,000 shares of newly issued Preferred Stock issuable as of the Closing Date.

            9.12 Acquiror shall have offered to the persons identified under
Schedule 9.12 the right to convert their existing debt into newly issued Preferred Stock issuable as of the Closing Date at a price of $3.00 per share.

            9.13 The Insurance Department Approvals shall have been obtained.

      10. Conditions Precedent to the Obligations of Acquiror. All obligations of Acquiror under this Plan or Reorganization are subject to the fulfillment, prior to or at the Closing on the Closing Date, of each of the following conditions:

            10.1 The representations and warranties by or on behalf of Acquiree and the Shareholders contained in this Plan of Reorganization, or in any certificate or document delivered to Acquiror pursuant to the provisions hereof, shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time.

            10.2 Acquiree and Shareholders shall have performed and complied with all covenants, agreements, and conditions required by this Plan of Reorganization to be performed or complied with by them prior to or at the Closing; including the delivery of the stock of Acquiree being exchanged hereunder.

            10.3 Shareholders shall deliver to Acquiror an "investment letter" in form and substance set forth in Schedule 10.3, attached hereto and made a part hereof, agreeing that Acquiror Shares are being acquired for investment purposes.

            10.4 Delivery by the persons identified in Schedule 9.11 of certain releases.

            10.5 All instruments and documents delivered to Acquiror pursuant to the provisions of this Plan of Reorganization shall be reasonably satisfactory to legal counsel for Acquiror.

            10.6 That prior to Closing, without the prior written consent of Acquiror, Acquiree shall not (i) make any distributions of any kind whatsoever, including but not limited to (a) stock splits, (b) stock dividends, and (c) cash dividends; or (ii) engage in a material corporate transaction, including but not limited to a merger, consolidation, business combination, share exchange or sale of material assets.

            10.7 Acquiree shall have delivered to Acquiror the Financial Statements.

            10.8 Acquiror shall enter into the Employment Agreements.

            10.9 The concurrent closing of the acquisition by Acquiror of National-Wide Premium Finance Co. upon terms and conditions acceptable to the Acquiror.

            10.10 A minimum of $800,000 (or such lesser sum as permitted by Section 8.2) of the Equity Funding has been raised and invested in Acquiror.

            10.11 Acquiror shall close on the Credit Facility.

            10.12 Concurrently with the Closing, the persons identified on
Schedule 9.11 shall convert existing debt of Acquiror in the aggregate amount of $600,000 into 200,000 shares of newly issued Preferred Stock issuable as of the Closing Date.

            10.13 There shall have been no material adverse change in the business or affairs of Acquiree from the date of this Agreement at the Closing.

            10.14 The Parties shall have entered into the Stockholders'
Agreement.

            10.15 The Insurance Department Approvals shall have been obtained.

      11. Delivery of Exhibits and Schedules. The Parties acknowledge that certain exhibits and schedules to this Agreement must be prepared and delivered. In particular, Acquiree and Shareholders must deliver all of the exhibits referred to in Article 6 as well as the exhibit referred to in Sections 9.11 and
9.12 (collectively "Acquiree's Exhibits"). Acquiror needs to deliver Schedule 2.3(b), the Release Agreement referred to in Section 5(a)(8), the Schedules referred to in Section 7.5 and Section 7.7 and Schedule 8.5 ("Acquiror's Exhibits"). Acquiree's Exhibits and Acquiror's Exhibits shall be delivered to the other party within five (5) business days after the date of this Agreement.

      12. Termination.

            (a) This Agreement may be terminated by Acquiror if it does not receive Acquiree's Exhibits within the time set forth in Section 11 and such exhibits are not completely satisfactory to Acquiror.

            (b) This Agreement may be terminated by Acquiree and Shareholders if they do not receive Acquiror's Exhibits within the time period set forth in
Section 11 and such exhibits are not completely satisfactory to Acquiree and Shareholders.

            (c) This Agreement may be terminated by either of the parties hereto in the event that a definitive agreement, satisfactory to the party, is not entered into with National-Wide within sixty (60) days of the date hereof.

            (d) This Agreement may be terminated by Acquiree and Shareholders in the event that the $800,000 minimum of the Equity Funding has not been raised within a period of forty-five (45) days from the date that Acquiror has entered into definitive purchase agreement with National-Wide.

            (e) Either party may terminate this Agreement if, for any reason the Closing hereunder does not occur within a period of six (6) months from the date hereof.

      13. Remedies and Indemnification.

            13.1 Remedies. In the event that: (i) Acquiror fails to complete the Equity Funding in accordance with Section 8.2; or (ii) breaches any of the terms, conditions, covenants or representations and warranties contained within this Agreement, the consequence of which is that a Closing hereunder does not occur, then Acquiree and the Shareholders shall have the option to pursue either of the following remedies:

                  (a) To recover reimbursement of all legal, accounting, travel and other expenses incurred by them in connection with any of the transactions contemplated by this Agreement; or

                  (b) To seek injunctive or other equitable relief seeking to enforce any covenant or agreement made by Acquiror, which action shall, if successful, require the payment of costs and reasonable counsel fees by Acquiror.

            13.2 Remedies of Acquiror. In the event Acquiree or Shareholders have breached any of the terms, conditions, covenants or representations and warranties contained within this Agreement, the consequence of which is that a Closing hereunder does not occur, the Acquiror shall have the option to pursue either of the following remedies:

                  (a) To recover all legal, accounting, travel or other expenses incurred in connection with


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

any of the transactions contemplated by this Agreement; or

                  (b) To seek injunctive or other equitable relief seeking to enforce any covenant or agreement made by Acquiree or the Shareholders which action shall, if successful, require the payment of costs and reasonable counsel fees by Acquiree or the Shareholders.

            13.3 Indemnification.

                  13.3.1 The Acquiree and Shareholders. After the Closing, the Acquiree and Shareholders shall jointly and severally indemnify, defend and hold harmless the Acquiror from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") incurred by the Acquiror which arise out of or result from a misrepresentation, breach of warranty, or breach of any covenant of the Acquiree or Shareholders contained herein or in the Schedules annexed hereto or in any exhibit, closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by the Acquiree or Shareholders pursuant hereto or in connection with the transactions contemplated hereby or thereby.

                  13.3.2 The Acquiror. The Acquiror shall indemnify, defend and hold harmless the Acquiree and Shareholders from and against any and all Claims incurred by the Acquiree or Shareholders which arise out of or result from a misrepresentation, breach of warranty or breach of any covenant of the Acquiror contained herein or in any ancillary certificates or other documents or instruments furnished by the Acquiror pursuant hereto.

                  13.3.3 Methods of Asserting Claims for Indemnification. All claims for indemnification under this Agreement shall be asserted as follows:
Third Party Claims. In the event that any Claim for which a party (the "Indemnitee") would be entitled to indemnification under this Agreement is asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee shall promptly notify the other party (the "Indemnitor") of such Claim, specifying the nature thereof, the applicable provision in this Agreement or other instrument under which the Claim arises, and the amount of the estimated amount thereof (the "Claim Notice"). The Indemnitor shall have thirty
(30) days (or, if shorter, a period to a date not less than ten (10) days prior to when a responsive pleading or other document is required to be filed but in no event less than ten (10) days from delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnitee (a) whether or not it disputes the Claim, and (b) if liability hereunder is not disputed, whether or not it desires to defend the Indemnitee. If the Indemnitor elects to defend by appropriate proceedings, such proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as to avoid any risk of damage to the Indemnitee; and all costs and expenses of such proceedings and the amount of any judgment shall be paid by the Indemnitor.

                  If the Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If the Indemnitor has disputed the Claim, as provided above, and shall not defend such Claim, the Indemnitee shall have the right to control the defense or settlement of such Claim, in its sole discretion, and shall be reimbursed by the Indemnitor for its reasonable costs and expenses of such defense if it shall thereafter be found that such Claim was subject to indemnification by the Indemnitor hereunder.

                  13.3.4 Non-Third Party Claims. In the event that the Indemnitee should have a Claim for indemnification hereunder which does not involve a Claim being asserted against it or sought to be collected by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such Claim to the Indemnitor. If the Indemnitor does not notify the Indemnitee within the Notice Period that it disputes such Claim, the Indemnitor shall pay the amount thereof to the Indemnitee.

      14. Nature and Survival of Representations. All representations, warranties and covenants made by any party to this Plan of Reorganization shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for two (2) years from the date of the Closing. All of the parties hereto are executing and carrying out the provisions of this Plan of Reorganization in reliance solely on the representations, warranties and covenants and agreements contained in this Plan of Reorganization or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

      15. Miscellaneous.

            15.1 Notices. All notices given hereunder shall be in writing and shall be effective if personally delivered or if sent by registered or certified mail, postage prepaid, addressed to the appropriate party at the following address: If to Acquiror:

            LMI Acquisition Corp.
            401 City Avenue, Suite 725
            Bala Cynwyd, PA  19004-1122

            Attention:  Mr. L. Linsker

            With copies to:

            Stephen M. Cohen, Esquire
            Clark, Ladner, Fortenbaugh & Young
            One Commerce Square
            2005 Market Street, 22nd Floor
            Philadelphia, PA  19103

            If to Acquiree:

            Gold Coast Finance, Inc.
            P.O. Box 21787
            Fort Lauderdale, FL  33335

            Attention:  Mark Margolis, President

            With copies to:

            Mark Pachman, Esq.
            Nason, Gildan, Yeager, Gerson & White, P.A.
            United National Bank Tower
            1645 Palm Beach Lakes Boulevard
            Suite 1200
            West Palm Beach, Florida  33401

            If to the Shareholders:

            (At the address indicated on
            the transfer ledger of Acquiree,
            unless otherwise provided)

            Any party hereto may change the address to which any notice hereunder is to be sent to it by giving notice of such change of address as provided in this Paragraph 13.1.

            15.2 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder will not constitute a waiver, however, may be waived in writing by the party to whom such compliance is owed.

            15.3 Brokers. Other than Jonathan Cohen and Steven Rosner, neither party has employed any brokers or finders with regard to this Plan of Reorganization. Messrs. Cohen and Rosner will each receive 35,000 shares of Acquiror's Common Stock. The shares shall be restricted securities under Rule 144 of the 1933 Act. If any additional shares are required to be issued to Steven Rosner, these additional shares shall be transferred to him by the Historic Acquiror Shareholders out of the shares they own as of the date hereof.

            15.4 Expenses. Except as otherwise provide herein, the parties hereto shall each pay their respective expenses and costs incurred or to be incurred by them in negotiating and preparing this Plan of Reorganization and in closing and carrying out the transactions contemplated by this Plan of Reorganization, including, without limitation, all of their attorney's fees and accounting fees. Legal fees and other fees and expenses in connection with the obtaining of the Credit Facility, as well as fees and expenses of obtaining the Insurance Department Approvals shall be borne by Acquiror.

            15.5 Headings. The section and subsection headings in this Plan of Reorganization are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Reorganization.

            15.6 Counterparts. This Plan of Reorganization may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            15.7 Governing Law. This Plan of Reorganization shall be governed by the laws of the State of Delaware.

            15.8 Binding Effect and Assigns. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns. Neither party hereto shall assign its respective rights nor delegate its respective obligations hereunder to any other party without the prior written consent of all other parties hereto.

            15.9 Entire Agreement. This Plan of Reorganization represents the entire agreement of the parties hereto with respect to the transactions contemplated hereby, and shall not be amended or terminated except by written instrument duly executed by all of the parties hereto. Any and all previous agreements, correspondence, letters of intent or understandings between the parties regarding the subject matter hereof are superseded in their entirety by this Plan of Reorganization.

            15.10 No Third Party Rights. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person, other than the parties hereto and their successors and assigns, any legal or equitable rights, remedies, claims, obligations or liabilities under or by reason of this Agreement.

            15.11 Severability. If any part of this Plan of Reorganization is deemed to be unenforceable, the balance of the Plan of Reorganization shall remain in full force and effect.

            15.12 Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and disbursements.

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

ATTEST:                                     LMI ACQUISITION CORP.

/s/ David Alperin         By: /s/ Len Linkser
-----------------------      ----------------------


ATTEST:                                     GOLD COAST FINANCE, INC.


/s/ Roberta Margolis      By: /s/ Steven Margolis
-----------------------      ----------------------



WITNESSES                                   SHAREHOLDERS:


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

/s/                          /s/ Steven Margolis
------------------------    -------------------------

/s/                         /s/ Mark Margolis
------------------------    -------------------------

/s/                         /s/ Roberta Margolis
------------------------    -------------------------

------------------------    -------------------------


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

                                 SCHEDULE 2.3(a)

                   PRINCIPAL TERMS OF SERIES B PREFERRED STOCK

            @ Dividends - 10% payable in cash on an annual basis, based upon a liquidation value of $3.00 per share.

            @ Voting Rights - The holders of the Series B Preferred Stock shall have voting rights (one vote per share).

            @ Liquidation - The holders of the Series B Preferred Stock are entitled to a liquidation preference of $3.00 per share upon liquidation of Acquiror.

            @ Rights of Conversion - Following issuance of the Series B Preferred Stock, the holders thereof may convert such shares into shares of Acquiror's common stock at a conversion rate of one share of common stock converted for each share of preferred stock converted. The outstanding shares of Series B Preferred Stock shall automatically convert into shares of the Acquiror's common stock at the above conversion rate concurrently with the effective date of Acquiror's Registration Statement (as defined in Section 8.6 hereof), if any, filed with the Securities and Exchange Commission for the purposes of registering certain outstanding shares of Acquiror's common stock.


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